Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Year-End 2021 Financial Results

2021 Highlights

■	Generated record net income of $66.3 million, or $84.01 per share, up 13.47% from the prior year;
■	Achieved return on average assets of 1.35% and return on average equity of 15.00%;
■	Total assets grew $627 million, or 13.8%, year-over-year to $5.2 billion;
■	Total deposits increased $580 million, or 14.3%, year-over-year to $4.6 billion;
■	Loans held for investment grew $290 million, or 10.0%, year-over-year, excluding $154 million in forgiven SBA PPP loans;
■	Cash and liquid investment securities increased $462 million, or 36.7%, to $1.7 billion due primarily to strong growth in total core deposits.

LODI, CALIFORNIA, January 31, 2022 – Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported net income of $66.3 million, or $84.01 per diluted common share for all of 2021, up 13.47%, compared with $58.7 million, or $74.03 per diluted common share, for all of 2020.  For the year ended December 31, 2021, return on average assets was 1.35% and return on average equity was 15.00% compared with 1.43% and 14.60% for the same respective measures a year earlier.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President, and Chief Executive Officer, stated, “We are pleased with the Company’s strong 2021 financial performance, including record net income of $66.3 million.  We remain focused on generating high quality loan growth, while at the same time protecting loan pricing in this low rate environment. These efforts have paid-off, as our core loan portfolio (exclusive of SBA PPP loans) grew 10% during the year. Our strong core deposit franchise allowed us to bring our cost of deposits down to 7 basis points.  Our efforts to protect our net interest margin, in what is a very difficult interest rate and competitive environment, when combined with continued strong credit quality and careful expense control, allowed us to report strong financial results.”

Mr. Steinwert continued, “Despite current low market interest rates and the potential for continuing economic impacts caused by the COVID-19 pandemic and such variants, we remain cautiously optimistic about the outlook for our financial results in 2022.

From a strategic perspective we are excited about opening our full-service branch in Alameda County, located in Montclair Village in Oakland, during the fourth quarter of 2021. This location will further support our expansion in the East Bay of San Francisco, a market with tremendous growth potential.”

COVID-19 Pandemic and California Economy

Throughout the COVID-19 Pandemic, the Bank has maintained regular business hours at all locations

Small Business Administration Paycheck Protection Program (“SBA PPP”)

Under the first round of the SBA PPP loan program, the Company funded 1,538 loans, totaling $347 million.  Under the second round of the SBA PPP loan program, the Company has funded 1,142 loans, totaling $147 million.  The Company has filed 2,336 forgiveness applications, (approximately 87.1%) with the SBA, totaling $434 million and has received loan forgiveness on 2,327 loans, totaling $432 million, or 87.4% of all SBA PPP loans funded.  To date, the Company has not received a denial on any loan forgiveness application submitted to the SBA.  Total SBA PPP loans decreased to $70.8 million at December 31, 2021, compared with $224.3 million at December 31, 2020.  F&M Bank has earned $8.7 million in SBA PPP loan origination fees during 2021, and $2.6 million in fees remain to be accreted into income next year.

Loan Accommodations

The Company offered a loan deferment relief program of up to six months to clients impacted by the COVID-19 pandemic. The Company offered temporary loan payment relief to 176 businesses and 79 individuals totaling approximately $351 million to address cash flow challenges for those impacted by the COVID-19 pandemic.  All loans have returned the original note terms, whether interest-only or full principal and interest. We have not charged-off any accounts associated with the loan deferment relief program.

Loans and Credit Quality Trends

Loans held for investment grew $138 million, or 4.44%, to $3.24 billion at December 31, 2021, compared with $3.1 billion at December 31, 2020. Excluding payoffs related to loan forgiveness on SBA PPP loans, loans held for investment grew $290 million, or 10.04%.

Non-performing loans were $0.5 million at December 31, 2021, compared with $0.5 million at December 31, 2020.  Non-performing loans to total loans were 0.02% at December 31, 2021, compared with 0.02% at December 31, 2020.  OREO assets totaled $0.8 million at December 31, 2021, compared with $0.8 million at December 31, 2020.  Non-performing assets to total assets were 0.03% at December 31, 2021, compared with 0.03% at December 31, 2020.

For the twelve months ended December 31, 2021, the Company recorded provision for credit losses of $1.9 million. For all of 2021, the Company incurred net recoveries of $0.2 million compared with net charge-offs $0.7 million for the same period a year earlier. The allowance for credit losses increased by $2.1 million, or 3.64%, to $61.0 million, or 1.88% of total loans (1.92% excluding PPP loans outstanding), at December 31, 2021 compared with $58.9 million the same period a year ago, mainly due to increased loan growth.

Deposits

Total deposits increased $580 million, or 14.28%, to $4.64 billion at December 31, 2021, compared with $4.06 billion at December 31, 2020.  Total demand deposits increased, $470 million, or 19.75%, to $2.8 billion at December 31, 2021, compared with $2.4 billion for the same period a year earlier. At December 31, 2021, total demand deposits comprised 61.4% of total deposits, an increase over 58.6% at December 31, 2020. By year end 2021, the cost of total deposits decreased to 0.07%. Increasing the mix of demand deposits, has helped reduce the overall cost of deposits and is a key part of F&M Bank’s strategy to enhance interest margin.

Shareholders’ Equity

The Company’s capital ratios meet the highest possible regulatory classification of “Well Capitalized”. The Company’s leverage capital ratio was 8.92% at December 31, 2021, compared with 9.13% at December 31, 2020.  The total risk-based capital ratio was 13.19% at December 31, 2021, compared with 12.59% at December 31, 2020.

Earnings

Earnings per share was $84.01 in 2021, up 13.47% from $74.03 for 2020. Total revenue increased 10.39% to $182 million in 2021 compared with $165 million in 2020. Net interest income increased 7.43% to $161 million in 2021 compared with $150 million in 2020.  Net interest margins narrowed to 3.46% for the year as year to date average balances of lower-yielding cash and investment securities increased $647 million, or 71.15%, to $1.56 billion for the all of 2021.  The Company was able to mitigate the negative effects of overall interest rates at near zero by increasing interest earning assets $795 million, or 20.60%, for the same comparable periods.

Noninterest income increased $6.0 million, or 39.87%, to $21.1 million in 2021 compared with the same period a year ago.  The increase is the result of the Company recording $2.6 million in gains on the sale on $293 million in investment securities, earning $1.4 million in higher card processing fees, and $1.2 million in other noninterest income compared with the same respective period a year earlier.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, the COVID-19 pandemic, water management issues in California and general economic conditions, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.2 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms.

F&M Bank is the 14th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. F&M Bank operates in the mid Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their most recent CRA evaluation.

F&M Bank has recently been named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. F&M Bank was selected from over 2,500 banks nationwide to receive this award. This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the Nation Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce.  F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding 105 years ago.

Farmers & Merchants Bancorp has paid dividends for 86 consecutive years and has increased dividends for 58 consecutive years. As a result, Farmers & Merchants Bancorp is member of a select group of only 34 publicly traded companies referred to as “Dividend Kings”, and is ranked 14th in that group. Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 30 consecutive years, longer than any other commercial bank in the State of California.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Investor Relations Contact

Farmers & Merchants Bancorp
Mark Olson,
Executive Vice President and Chief Financial Officer

Phone: 209-367-2485
molson@fmbonline.com